FOR IMMEDIATE RELEASE
CONTACT:    Doris Sewell
      205-510-4935

THIRD QUARTER REVENUE SHIFT TO FOURTH QUARTER
DUE TO HURRICANE; BOARD APPROVES EXCHANGE
OFFER OF DEBT SECURITIES FOR COMMON STOCK

BIRMINGHAM, AL – (October 14, 2002) – Pemco Aviation Group (NASDAQ: PAGI) announced today that as a result of Hurricane Isidore, several aircraft deliveries scheduled to be made in September were not made until October, resulting in approximately $5 million of revenue moving from the third quarter to the fourth quarter. Ron Aramini, President and Chief Executive Officer of Pemco Aviation Group commented that, “The short-term effects of the hurricane were unavoidable, but should have no cumulative effect on results of operations for the full year 2002. Our business remains very solid, and we believe that this status will be reflected in results of operations for the remainder of 2002 and 2003.”

Pemco also said that it expects its revenues and earnings before interest taxes depreciation and amortization (EBITDA) for the year 2002 to be about $160 million and $19 million, respectively. Based on expected growth in its military and cargo businesses and continued efficiency improvements, Pemco expects revenue and EBITDA for 2003 to increase to about $170 million and $25 million, respectively. Because of expected reductions in Pemco’s working capital needs next year, Pemco expects that funds from operations will exceed its current amount of debt and other funding needs. Accordingly, Pemco is evaluating various uses of its projected excess capital availability. In this regard, Pemco announced that its Board had approved an exchange offer (subject to receipt of independent valuation advice and satisfactory arrangements with its senior lender) under which Pemco would offer to exchange new debt securities for up to 2 million shares of Pemco’s outstanding common stock. The new debt securities would be issued with a face amount of $22.00 per share of common stock. Pemco also announced that it intends to effect a four for one split of its common stock when the exchange offer is completed.

Pemco Aviation Group, Inc., with executive offices in Birmingham, Alabama, and facilities in Alabama, Florida and California, performs maintenance and modification of aircraft for the U.S. Government and foreign and domestic commercial customers. The company also provides aircraft parts and support and engineering services and full service overhaul and repair for a wide range of aircraft. Pemco Aviation Group also develops and manufactures aircraft cargo systems, rocket vehicles and control systems, and precision components for the aviation industry.

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Pemco. At the time a tender offer is commenced, Pemco will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission. The Tender Offer Statement (including an offering circular, a related letter of transmittal and other offer documents) will contain important information that should be read carefully before any decision is made with respect to the offer.

The offering circular, the related letter of transmittal and certain other documents will be sent to all holders of Pemco common stock, at no expense to them. The Tender Offer Statement (including the offering circular, the related letter of transmittal and all other offer documents filed with the Securities and Exchange Commission) will also be available at no charge at the Securities and Exchange Commission’s website at http://www.sec.gov.

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other facts which may cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including but not limited to: changes in economic conditions, Pemco’s ability to obtain additional contracts and perform under existing contracts, the outcome of pending and future litigation, potential environmental and other liabilities, and other risks detailed from time to time in Pemco’s SEC reports, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2001. Pemco cautions readers not to place undue reliance on any forward-looking statements. Pemco does not undertake any obligation to update or revise any forward-looking statements.